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                                                                      EXHIBIT 11

STANDARD COMMERCIAL CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE
(In thousands, except share information; unaudited)

                                                            Twelve months ended March 31
                                                            ----------------------------

                                                         2003           2002          2001
                                                         ----           ----          ----
BASIC EARNINGS PER COMMON SHARE
Income from continuing operations                    $ 41,704        $36,219       $19,166
Discontinued operations                               (3,839)       (15,341)       (1,241)
Extraordinary gain/(loss)                                  16        (1,081)         3,200
                                                  -----------------------------------------
Net income applicable to common stock                $ 37,881        $19,797       $21,125
                                                  -----------------------------------------

Basic average shares outstanding                   13,458,520     13,324,134    13,127,962
                                                  -----------------------------------------

From continuing operations                             $ 3.10          $2.72         $1.46
Discontinued operations                                (0.29)         (1.15)        (0.09)
Extraordinary gain/(loss)                                0.00         (0.08)          0.24
                                                  -----------------------------------------
Net income                                             $ 2.81          $1.49         $1.61
                                                  -----------------------------------------

DILUTED EARNINGS PER COMMON SHARE
Income from continuing operations                    $ 41,704        $36,219       $19,166
Add--after-tax interest expense on 7 1/4%
   Convertible subordinated debentures                  2,180          2,448         3,065
                                                  -----------------------------------------
Adjusted income from continuing operations             43,884         38,667        22,231
Discontinued operations                               (3,839)       (15,341)       (1,241)
Extraordinary gain/(loss)                                  16        (1,081)         3,200
                                                  -----------------------------------------
Net income applicable to common stock                 $40,061        $22,245       $24,190
                                                  -----------------------------------------

Basic average shares outstanding                   13,458,520     13,324,134    13,127,962
 Conversion of 7 1/4% convertible subordinated      1,551,072      1,741,057     2,154,765
 Debentures at November 13, 1991

Stock options exercisable                              71,728         72,960        11,162
                                                  -----------------------------------------
Diluted average shares outstanding                 15,081,320     15,138,151    15,293,889
                                                  -----------------------------------------

From continuing operations                              $2.91          $2.55         $1.45
Discontinued operations                                (0.25)         (1.01)        (0.08)
Extraordinary gain/(loss)                                   -         (0.07)          0.21
                                                  -----------------------------------------
Net income                                              $2.66          $1.47         $1.58
                                                  -----------------------------------------
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